UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On May 5, 2008, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three months ended March 31, 2008.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued May 5, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued May 5, 2008

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: May 5, 2008	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES FIRST QUARTER REVENUE SEQUENTIALLY INCREASED 14% EXCEEDING GUIDANCE

Flanders, NJ, May 5, 2008 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for both front-end and back-end inspection and metrology solutions, today announced financial results for the first quarter of 2008.

Recent highlights include:

  First quarter revenue of $37.2 million, up 14% quarter over quarter
  EPS of $(0.05) includes acquisition-related charges totaling $(0.03) per share
  Closed on the acquisition of the intellectual property and selected assets from RVSI Inspection, LLC
  Rudolph became the first equipment company to join SEMATECH's metrology program at College of Nanoscale Science and Engineering at the University of Albany (New York)
  Integration proceeding on both Applied Precision and RVSI acquisitions with annualized synergies already realized of $2.5 million

Discussing the first quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer commented, "Despite the challenging environment, we were able to add to our backlog and exceed our revenue estimates on the strength of our new products, including our next-generation NSX tools, which continued as the industry-standard for final-manufacturing inspection in silicon and GaAs applications.  Our back-end business now accounts for approximately one third of our revenues, which in the near term helped offset capital spending delays and delivery push outs from our front-end memory customers.  We believe this  increase in our shorter lead time, volume-related back-end business, will give us more P&L flexibility as well as better revenue predictability as we become somewhat less sensitive to front-end technology cycles.  We are increasingly convinced that scaling alone will not allow the industry to stay on Moore's Law, and that test and packaging advances are necessary.  The trends to wafer-level packaging (WLP) and system-in-package (SiP) technologies have identified opportunities for our suite of metrology and inspection technologies.  As a result, we have not scaled back our spending for R&D, and in fact, spent $7.8 million or 21% of revenues in the first quarter.  We believe this is an excellent investment at this point in the cycle, as we fully expect to be a much stronger company well positioned for coming out of the current downturn."

The Company's first quarter revenue totaled $37.2 million, a 14% increase compared to $32.6 million for the fourth quarter of 2007.  During the first quarter, international sales represented approximately 85% of revenue while domestic sales accounted for 15%.  In the 2007 fourth quarter, international sales represented approximately 60% of revenue and domestic sales accounted for 40%.  Approximately 67% of the Company's first quarter tool revenue was from 300mm product sales.

First quarter net loss was $1.6 million or $(0.05) per share and was negatively impacted by integration costs and the sale of certain inventory written-up to fair value in purchase accounting totaling $924 thousand after tax or $(0.03) per share.  The Company reported net loss of $544 thousand, or $(0.02) per share for the 2007 fourth quarter.

First quarter gross margin was 41% and was negatively impacted by the two recent acquisitions, resulting in the write-off of obsolete inventory and inventory write-up charges on sold systems, and product mix which contained lower software sales.  The 2007 fourth quarter gross margin was 45%.

Research and development (R&D) expenses for the first quarter totaled $7.8 million, compared to $6.7 million in the fourth quarter of 2007.  As a percentage of revenue, R&D was 21% of revenue in both the 2008 first quarter and 2007 fourth quarter.  The quarter over quarter dollar increase in R&D is primarily due to the engineering teams that were acquired in both the Applied Precision Semiconductor and RVSI intellectual property acquisitions.  Based on the Company's new engineering structure, it anticipates that second quarter 2008 spending on R&D will be approximately 20% to 23% of revenue.

Selling, general and administrative (S,G&A) expenses totaled $9.1 million in the 2008 first quarter compared to $7.9 million in the fourth quarter of 2007.  S,G&A was 24% of revenue in both the first quarter of 2008 and the fourth quarter of 2007. The quarter over quarter dollar increase in S,G&A was primarily due to the Company's recent acquisitions.  The Company expects that S,G&A will be approximately 23% to 26% of revenue in the second quarter of 2008.

The effective tax rate in the 2008 first quarter was approximately 46% and was negatively impacted by expiration of the Federal R&D tax credit and a reduction in State R&D tax credits.

Balance Sheet Strength

At March 31, 2008, the Company's cash and marketable securities totaled $59.2 million, a decrease of $14.7 million from the balance at December 31, 2007.  The decrease is primarily due to the cash used for the RVSI intellectual property and asset acquisition, integration costs and cash used in operations during the quarter.  Working capital decreased $807 thousand from the previous quarter to $175.5 million as of March 31, 2008.

Conference Call

Rudolph Technologies will discuss its 2008 first quarter results and second quarter guidance, on a conference call it is hosting today at 4:45 PM ET.  A live webcast will also be available to investors on the Company's website at www.rudolphtech.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements related to our expectations regarding our expenses and revenue expectations for the second quarter of 2008.  In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph.  Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) revenues may be lower than expected; (6) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the Company; (8) the impact of a slowdown in the overall economy; (9) uncertainty of the current global political environment; (10) the potential for terrorist attacks; (11) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments; (12) the timing of revenue recognition of shipments and services provided; (13) changes in or an inability to execute our business strategy; (14) unanticipated manufacturing or supply problems; (15) changes in tax rules; (16) the assets of Applied Precision's semiconductor operations and/or RVSI Inspection may not be integrated into Rudolph successfully, which may result in the Company not operating as effectively and efficiently as expected or such integration may be more difficult, time-consuming or costly than expected; (17) revenues following the acquisitions may be lower than expected; and (18) the expected combination benefits from the acquisitions may not be fully realized or realized within the expected time frame.   Rudolph cannot guarantee future results, levels of activity, performance, or achievements.  Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC.  Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31,	December 31,
	2008	2007
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$ 59,235	$ 73,925
Accounts receivable, net	59,925	50,015
Inventories	79,964	70,987
Prepaid and other assets	10,810	8,700
Total current assets	209,934	203,627
Net property, plant and equipment	17,518	16,062
Intangibles	237,214	236,957
Other assets	3,409	3,570
Total assets	$ 468,075	$ 460,216

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 18,427	$ 15,030
Other current liabilities	16,016	12,299
Total current liabilities	34,443	27,329
Non-current liabilities	9,654	8,409
Total liabilities	44,097	35,738
Stockholders' equity	423,978	424,478
Total liabilities and stockholders' equity	$ 468,075	$ 460,216

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Revenues	$ 37,210	$ 48,356
Cost of revenues	22,095	22,106
Gross profit	15,115	26,250
Operating expenses:
Research and development	7,797	8,677
Selling, general and administrative	9,094	8,775
Amortization	1,668	1,126
Total operating expenses	18,559	18,578
Operating income (loss)	(3,444)	7,672
Interest income and other, net	381	1,033
Provision (benefit) for income taxes	(1,417)	3,141
Net income (loss)	$ (1,646)	$ 5,564

Net income (loss) per share:

Basic	$ (0.05)	$ 0.19
Diluted	$ (0.05)	$ 0.19

Weighted average shares outstanding:

Basic	30,533	29,031
Diluted	30,533	29,224

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